EXHIBIT 5.1

10 June 2009

To the addresses listed on Schedule A annexed hereto	DIRECT LINE: E-MAIL: OUR REF: YOUR REF:	(441) 298-7871 paul.nystrom@conyersdillandpearman.com PN/cml/313953/288290corpdocs.
Dear Sirs

XOMA Ltd. (the “Company”)

We have acted as special legal counsel in Bermuda to the Company in connection with the sale (the “Sale”) of up to 15,652,173 common shares of the Company (the “Common Shares”) pursuant to the sale of 10,434,782 units (each unit consisting of one common share of the Company, par value US$0.0005 per share and one warrant to purchase 0.50 of a common share of the Company (each a “Warrant” and, collectively, the “Warrants”)), which units are to be issued pursuant to the provisions of a Securities Purchase Agreement (the “Purchase Agreement”) dated 5 June 2009 between the Company and Hudson Bay Overseas Fund Ltd., Hudson Bay Fund L.P., Capital Ventures International, RCG PB, Ltd. and Ramius Enterprise Master Fund Ltd., as purchasers.

For the purposes of giving this opinion, we have examined the following documents:

(i)
a PDF copy of the registration statement on Form S-3 (Registration No. 333-148342) filed with the U.S. Securities and Exchange Commission (the “Commission”) on 26 December 2007 (as amended by Amendment No. 1 thereto filed with the Commission on 20 May 2008) (such registration statement, as so amended, hereinafter referred to as the “Registration Statement”);

(ii)	a PDF copy of the Supplemental Prospectus forming part of the Registration Statement dated and filed with the Commission on 9 June, 2009;

(iii)	a PDF copy of the executed copy of the Purchase Agreement;

(iv)	a PDF copy of a Warrant to Purchase Common Stock dated 10 June 2009 in the name of Hudson Bay Overseas Fund Ltd., entitling the holder to purchase up to 1,391,304 Common Shares;

(v)	a PDF copy of a Warrant to Purchase Common Stock dated 10 June 2009 in the name of Hudson Bay Fund L.P., entitling the holder to purchase up to 782,609 Common Shares;

(vi)	a PDF copy of a Warrant to Purchase Common Stock dated 10 June 2009 in the name of Capital Ventures International, entitling the holder to purchase up to 1,304,348 Common Shares;

(vii)	a PDF copy of a Warrant to Purchase Common Stock dated 10 June 2009 in the name of RCG PB, Ltd., entitling the holder to purchase up to 1,217,391 Common Shares; and

(viii)	a PDF copy of a Warrant to Purchase Common Stock dated 10 June 2009 in the name of Ramius Enterprise Master Fund Ltd., entitling the holder to purchase up to 521,739 Common Shares.

The documents listed in items (i) through (viii) above are herein sometimes collectively referred to as the "Documents" and the documents listed in items (iii) through (viii) above are herein sometimes collectively referred to as the “Agreements”.  The terms Documents and Agreements do not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto.

We have also reviewed the memorandum of continuance and the bye-laws of the Company (together, the “Constitutional Documents”), each certified by the Secretary of the Company on 10 June 2009, certified resolutions passed at meetings of the Company’s directors held on 12 December 2007, 14 May 2009 and 4 June 2009 and certified resolutions passed at meetings of the Company’s shareholders held on 31 January 2000 and 19 May 2005, (together, the “Resolutions”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention; (c) the capacity, power and authority of each of the parties to the Agreements, other than the Company, to enter into and perform its respective obligations under the Agreements; (d) the due execution and delivery of the Agreements by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby; (e) the accuracy and completeness of all factual representations made in the Documents and the other documents reviewed by us; (f) that the resolutions contained in the Resolutions were passed at duly convened, constituted and quorate meetings and remain in full force and effect and have not been rescinded or amended; (g) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein; (h) the validity and binding effect under the laws of the State of New York (the “Foreign Laws”) of the Agreements in accordance with their terms; (i) the validity and binding effect under the Foreign Laws of the submission by the Company pursuant to the Purchase Agreement to the exclusive jurisdiction of the state and fed-

eral courts sitting in the City of New York, Borough of Manhattan (the “Foreign Courts”); (j) that none of the parties to the Agreements carries on business from premises in Bermuda, at which it employs staff and pays salaries and other expenses; (k) that on the date of entering into the Agreements the Company is and after entering into the Agreements will be able to pay its liabilities as they become due; (l) if the Warrant or any part thereof is to be exercised after the date hereof, at the time of the proposed issue of any Common Shares pursuant to such exercise, the Company will have sufficient authorised but unissued capital; (m) that upon issue of the Common Shares the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; (n) that at all material times the Company's shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended (the “Companies Act”) and the consent to the issue and free transfer of the Common Shares and the Warrants given by the Bermuda Monetary Authority as of 8 February 2000 will not have been revoked or amended at the time of issuance of any Common Shares; and (o) that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein.

The obligations of the Company under the Agreements (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors; (b) will be subject to statutory limitation of the time within which proceedings may be brought; (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available; (d) may not be given effect to by a Bermuda court, whether or not it was applying the Foreign Laws, if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages; and (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction.  Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We express no opinion as to the enforceability of any provision of the Agreements which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda.  This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda.  This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1.
The Company has been duly continued to Bermuda and is existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority, or to pay any Bermuda government fee or tax, which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.
The Company has the necessary corporate power and authority to enter into and perform its obligations under the Agreements.  The execution and delivery of the Agreements by the Company and the performance by the Company of its obligations thereunder, will not violate the memorandum of continuance or bye-laws of the Company nor any applicable law, regulation, order or decree in Bermuda.

3.
The Company has taken all corporate action required to authorise its execution, delivery and performance of the Agreements.  The Agreements have been duly executed and delivered by or on behalf of the Company, and constitute the valid and binding obligations of the Company in accordance with the terms thereof.

4.
The Common Shares have been duly authorized in accordance with the Company's memorandum of continuance and bye-laws and the issuance thereof is not subject to any preemptive or other similar rights to subscribe to or purchase the same arising by operation of the memorandum of continuance or the bye-laws of the Company or the laws of Bermuda.

5.
When issued and paid for in accordance with the terms of the Agreements, the Common Shares will be validly issued, fully paid and non-assessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

6.	Pursuant to the Resolutions, the board of directors of the Company has reserved 5,217,391 Common Shares for issuance upon exercise of the Warrant.

7.
It is not necessary or desirable to ensure the enforceability in Bermuda of the Agreements that they be registered in any register kept by, or filed with, any governmental authority or regulatory body in Bermuda.  However, to the extent that any of the Agreements create a charge over assets of the Company, it may be desirable to ensure the priority in Bermuda of the charge that it be registered in the Register of Charges in accordance with Section 55 of the Companies Act.  On registration, to the extent that Bermuda law governs the priority of a charge, such charge will have priority in Bermuda over any unregistered charges, and over any subsequently registered charges, in respect of the assets which are the subject of the charge.  A registration fee of $541 will be payable in respect of the registration.

While there is no exhaustive definition of a charge under Bermuda law, a charge includes any interest created in property by way of security (including any mortgage, assignment, pledge, lien or hypothecation).  As the Agreements are governed by the Foreign Laws, the question of whether they create such an interest in property would be determined under the Foreign Laws.

Yours faithfully

Section 1.1. Conyers Dill & Pearman

SCHEDULE “A”

Hudson Bay Overseas Fund Ltd.
120 Broadway, 40th Floor
New York, New York 102711

Hudson Bay Fund L.P.
120 Broadway, 40th Floor
New York, New York 102711

Canaccord Adams Inc.
99 High Street
Boston, MA 02110

Wedbush Morgan Securities, Inc
One Bush Street, Suite 1700
San Francisco, CA 94104.

Capital Ventures International
c/o Heights Capital Management Inc.
101 California Street
Suite 3250
San Francisco CA  94111

RCG PB, Ltd.
c/o Ramius LLC
599 Lexington Avenue, 21st Floor
New York, New York  10022

Ramius Enterprise Master Fund Ltd.
c/o Ramius LLC
599 Lexington Avenue, 21st Floor
New York, New York  10022